EXHIBIT 10.2

Amendment Number 1 to the Aztar Corporation Nonqualified Retirement Plan for Senior Executives dated September 5, 1990. The following Amendment was approved by the Board of Directors of Aztar Corporation on February 26, 2003.

                NOW, THEREFORE, BE IT RESOLVED, that, effective as of January 1, 2002, pursuant to the 29 C.F.R. 2520.102-3 issued by the U.S. Department of Labor, the Aztar Plan is hereby amended by adding the following new section:

"12.      Claims Procedure; Plan Information

          (a) CLAIMS PROCEDURES. Any controversy or claim arising out of or relating to this Plan shall be filed with the Compensation and Stock Option Committee of the Board (the "Committee"), 2390 East Camelback Road, Suite 400, Phoenix, Arizona 85016, Attention: Secretary. The Committee shall make all determinations concerning such claim. Any decision by the Committee denying such claim shall be in writing and shall be delivered to all parties in interest by first class mail with postage prepaid to the last known address. Such decision shall set forth the reasons for denial in plain language. Pertinent provisions of the Plan shall be cited and, where appropriate, an explanation as to how the claimant can perfect the claim will be provided. This notice of denial of benefits will be provided within 90 days of the Committee's receipt of the claimant's claim for benefits. If the Committee fails to notify the claimant of its decision regarding the claim, the claim shall be considered denied, and the claimant shall then be permitted to proceed with the appeal as provided in this Section. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished prior to termination of the initial 90 day period. In no event shall the extension period exceed 90 days from the end of such initial period.

          A claimant who has been completely or partially denied a benefit shall be entitled to appeal this denial of his/her claim by filing a written statement of his/her position with the Committee no later than sixty (60) days after receipt of the written notification of such claim denial. The Committee shall schedule an opportunity for a full and fair review of the issue within thirty (30) days of receipt of the appeal. The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Plan provisions on which the decision is based. The claimant shall be provided reasonable access to, and copies of all documents, records, and other information relevant to the benefits claim, upon request and free of charge. A document, record, or other information is relevant if it was relied upon in making the benefit determination, it was submitted, considered, or generated in making the benefit determination even if not relied upon, or it demonstrates compliance with the administrative processes and safeguards designed to ensure and to verify that benefits determinations were made in accordance with Plan documents and that Plan provisions were applied consistently.

          Following the review of any additional information submitted by the claimant, either through the hearing process or otherwise, the Committee shall render a decision on the review of the denied claim in the following manner:

(i)

The Committee shall make its decision regarding the merits of the denied claim within 60 days following receipt of the request for review (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). The Committee shall deliver the decision to the claimant in writing. If an extension of time for reviewing the appealed claim is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. If the decision on review is not furnished within the prescribed time, the claim shall be deemed denied on review.

          (b) The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Plan provisions on which the decision is based.